Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of Echo Global Logistics, Inc. does not purport to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation (as amended, our “charter”), our amended and restated by-laws (as amended, our “bylaws”, and together with our charter, our “organizational documents”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. Unless the context requires otherwise, all references to “we”, “us,” “our” and “Echo” in this Exhibit refer solely to Echo Global Logistics, Inc. and not to our subsidiaries.
General
Under our charter, our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 2,500,000 shares of preferred stock, $0.0001 par value per share. All outstanding shares of Echo common stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Voting Rights. All shares of our common stock have identical rights and privileges. Holders of common stock are entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock. Directors shall be elected by a majority of votes cast. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. All matters, other than the election of directors, must be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.
Our common stock is listed on the Nadsaq Global Market under the symbol “ECHO.”
Dividend Rights. Holders of common stock will be entitled to receive ratably any dividends that the board of directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock.
Other. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
We are authorized to issue 2,500,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. Our board of directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of that series of preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the Securities and Exchange Commission in connection with any offering of preferred stock.

Each prospectus relating to a series of preferred stock may describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Provisions of the Charter and Bylaws that May Have an Anti-Takeover Effect

Certain provisions in the charter and the bylaws, as well as Delaware General Corporation Law (the “DGCL”), may have the effect of discouraging transactions that involve an actual or threatened change in control of Echo. In addition, provisions of the charter, the bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

Special Meetings of Stockholders. The chairman of the board, the chief executive officer or the secretary pursuant to a resolution adopted by a majority of the board of directors then in office or holders of not less than a majority of our issued and outstanding voting stock may call a special meeting of stockholders at any time and for any purpose.

No Written Consent of Stockholders. Any action required or permitted to be taken by our stockholders must be effected at a duly held meeting of stockholders and may not be effected by the written consent of such stockholders.

Blank Check Preferred Stock. The charter contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, up to 2,500,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. Such provisions could have the effect of discouraging others from making tender offers or takeover attempts.

Number of Directors; Removal; Vacancies. Our bylaws provide that the number of directors shall be fixed by the board of directors, provided that in no event shall such number of directors be less than three nor more than fifteen. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our bylaws provide that, subject to the rights of holders of any future series of preferred stock, directors may be removed, with or without cause, at meetings of stockholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Cumulative Voting. Our charter does not provide for cumulative voting in the election of directors.

Advance Notice of Stockholder Action at a Meeting. Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to us in advance of such meeting.

Authorized but Unissued Shares. The authorized by unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Vote Requirements. Certain provisions of our charter and bylaws provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our charter or bylaws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

Business Combinations. We have expressly elected not to be governed by Section 203 of the DGCL.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.